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                                                              Exhibit 4
                                SECOND AMENDMENT
                                       TO
                                RIGHTS AGREEMENT

           SECOND AMENDMENT, dated as of August 20, 1995 (this "Second Amendment"), to the Rights Agreement, dated as of June 17, 1986, between The Upjohn Company, a Delaware corporation (the "Company"), and The Bank of New York, as Rights Agent (the "Rights Agent"), as amended by the First Amendment thereto, dated as of March 22, 1989, between the Company and the Rights Agent (as so amended, the "Rights Agreement").

           Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may, prior to the Distribution Date (as defined therein), amend any provision of the Rights Agreement without the approval of any holders of certificates representing the common stock of the Company. The Company now desires to amend the Rights Agreement as set forth in this Second Amendment. Pursuant to Section 26 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Second Amendment.

           NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

           1. Amendment of Section 1

           The Rights Agreement is hereby amended to delete in its entirety the definition of "Acquiring Person" contained in subsection (a) of Section 1 thereof and to


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substitute the following definition of "Acquiring Person" therefor:

           "'Acquiring Person' shall mean any Person (as hereinafter defined) who or which, together with all Affiliates (as hereinafter defined) and Associates (as hereinafter defined) of such Person shall be the Beneficial Owner (as hereinafter defined) of 20% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan or (ii) Pharmacia Aktiebolag, AB Volvo, Forvaltningsaktiebolaget Stattum or Bushwood, Bushwood Sub, or any of their respective Subsidiaries, but only with respect to and to the extent of shares of Common Stock acquired by such entities or their Affiliates in connection with the transactions contemplated by the Combination Agreement (as hereinafter defined)."

           The Rights Agreement is hereby further amended to delete in its entirety the definition of "Stock Acquisition Date" contained in subsection (m) of Section 1 thereof and to substitute the following definition of "Stock Acquisition Date" therefor:

           "'Stock Acquisition Date' shall mean the first date on which the Company shall have publicly announced (by any means) that an Acquiring Person has become such."

           2. Additions to Section 1

           Section 1 of the Rights Agreement is hereby further amended to add the following definitions:


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           "(c) 'Pharmacia' shall mean Pharmacia Aktiebolag, a corporation organized under the laws of the Kingdom of Sweden.

           (e) 'Bushwood' shall mean Bushwood, Inc., a corporation organized under the laws of the State of Delaware.

           (f) 'Bushwood Sub' shall mean Bushwood Subsidiary, Inc., a corporation organized under the laws of the State of Delaware.

           (i) 'Combination Agreement' shall mean the Combination Agreement, dated as of August 20, 1995, among Pharmacia, the Company, Bushwood and Bushwood Sub.

           (q) 'Stattum' shall mean Forvaltningsaktiebolaget Stattum, a corporation organized under the laws of the Kingdom of Sweden.

           (u) 'Volvo' shall mean AB Volvo, a corporation organized under the laws of the Kingdom of Sweden."

           3. Revision of subsections of Section 1

           Subparagraphs (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m),
(n), and (o) of Section 1 of the Rights Agreement are hereby relettered to become subparagraphs (d), (g), (h), (j), (k), (l), (m), (n), (o), (p), (r), (s)
and (t) thereof, respectively.

           4. Amendment of Section 3(a)(i)

           Clause (i) of Section 3(a) of the Rights Agreement is hereby amended by deleting the parenthetical phrase immediately after the phrase "tenth day" and substituting in its place the following parenthetical phrase:

           "(or such later date after the Stock Acquisition Date as may be fixed by resolution of the Board of Directors of the Company)"


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           5. Amendment of Section 3(a)(ii)

           Clause (ii) of Section 3(a) of the Rights Agreement is hereby amended by adding the following parenthetical phrase after the words "exchange offer":
"(except that the transactions contemplated by the Combination Agreement shall not be considered a tender or exchange offer for purposes of this Rights Agreement)." Clause (ii) of Section 3(a) of the Rights Agreement is further amended by adding the words "resolution of" immediately after the words "may be fixed by" in the parenthetical phrase immediately following the words "tenth business day".

           6. Amendment to Section 3(c)

           The legend in Section 3(c) of the Rights Agreement is hereby amended by adding the following clause immediately following the words "as amended as of March 22, 1989":

           "and as of August 20, 1995."

           7. Amendment to Section 11(a)(ii)

           Clause (ii) of Section 11(a) of the Rights Agreement is hereby amended by deleting the parenthetical phrase immediately after the phrase "tenth day" and substituting in its place the following parenthetical phrase:

           "(or such later date as may be fixed by resolution of the Board of Directors of the Company)"

           8. Amendment to Section 23(a)(i)

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           Clause (a)(i) of Section 23 of the Rights Agreement is hereby amended to delete in its entirety the parenthetical phrase following the phrase "tenth day" and to substitute therefor the following parenthetical phrase:

           "(or such later date as may be fixed by resolution of the Board of Directors of the Company)"

           9. Amendment to Form of Rights Certificate

           The form of Right Certificate set forth in the Rights Agreement as Exhibit B is hereby amended by amending and restating the second full paragraph on page 3 thereof as follows:

           "Subject to the provisions of this Rights Agreement, the Rights evidenced by this Certificate may be, but are not required to be, redeemed by the Board of Directors at a redemption price of $0.05 per Right at any time prior to the close of business on the tenth day (or later date, as may be fixed by resolution of the Board of Directors of the Company) following the Stock Acquisition Date, as such term is defined in the Rights Agreement. At any time after any Person becomes an Acquiring Person, as such terms are defined in the Rights Agreement, the Rights evidenced by this Certificate may be, but are not required to be, exchanged by the Company for shares of Common Stock of the Company at an exchange ratio of three shares of Common Stock per Right. As provided in the Rights Agreement, the redemption price and the exchange ratio set forth above are the redemption price and exchange ratio as of June 17, 1986, March 22, 1989, and August 20, 1995, respectively. As provided in the Rights Agreement, the redemption price and exchange ratio are subject to


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           modification and adjustment in certain events."

           10. Governing Law. This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, provided, however, that the rights and obligations of The Bank of New York, as Rights Agent hereunder, shall be governed by the laws of the State of New York.

           11. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

           Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and

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affirmed in all respects and shall continue in full force and effect.


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           IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be duly executed as of the day and year first above written.

Attest                                        THE UPJOHN COMPANY

By: /s/  KENNETH M. CYRUS                     By: /s/  JOHN L. ZABRISKIE
   ------------------------                      ---------------------------
   Name: Kenneth M. Cyrus                        Name: John L. Zabriskie
   Title: Executive Vice President,              Title: Chairman of the Board
          Secretary and General                         and Chief Executive
          Counsel                                       Officer


Attest                                        THE BANK OF NEW YORK

By: /s/ JOSEPHINE L. BISHOP                   By: /S/ JOHN I. SIVERTSEN
   ------------------------                      ---------------------------
   Name: Josephine L. Bishop                     Name: John I. Sivertsen
   Title: Assistant Vice President               Title: Vice President


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